Exhibit 99.14

November 27, 2009

Board of Directors

United Refining Energy Corp.

590 Madison Avenue, 35th Floor

New York, NY 10022

Re:	Consent of New Century Capital Partners, Inc.

Dear Sirs:

Reference is made to our opinion letter dated, October 5, 2009 (our “Opinion”), with respect to certain aspects of the proposed Agreement and Plan of Reorganization, dated October 9, 2009, by and among United Refining Energy Corp. (the “Company”), Chaparral Subsidiary, Inc. (“Merger Sub”) and Chaparral Energy, Inc. (“Chaparral”). Our Opinion is for the information of the Board of Directors of the Company in connection with its consideration of such transaction and is not to be quoted or referred to, in whole or in part, in any proxy statement or in any other document without our prior written consent.

We hereby consent to (a) the inclusion of our letter to the Board of Directors of the Company as Appendix V to the proxy statement/prospectus included in the registration statement on Form S-4 of the Company, to be initially filed with the Securities and Exchange Commission on or about November 27, 2009, and any amendments thereto, and (b) all references to our firm and such letter in such registration statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, NEW CENTURY CAPITAL PARTNERS, INC.

By:	/s/ Mark Salter
Name: Mark Salter Title: President and CEO